Exhibit 5.2

Holland & Knight

100 North Tampa Street, Suite 4100  |  Tampa, FL 33602  |  T 813.227.8500  |  F 813.229.0134

Holland & Knight LLP  |  www.hklaw.com

July 15, 2010

Apria Healthcare Group Inc.

260 Enterprise Court

Lake Forest, CA 92630

and

HealthInfusion, Inc.

555 17th Street, Suite 1500

Denver, CO, 80202

Ladies and Gentlemen:

We have acted as special Florida counsel for HealthInfusion, Inc., a Florida corporation (the “Guarantor”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) by Apria Healthcare Group Inc. (the “Company”), the Guarantor and certain other subsidiaries of the Company under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of $700,000,000 aggregate principal amount of 11.25% Senior Secured Notes due 2014 (Series A-1) (the “Series A-1 Notes”) and $317,500,000 aggregate principal amount of 12.375% Senior Secured Notes due 2014 (Series A-2) (the “Series A-2 Notes” and, together with the Series A-1 Notes, the “Exchange Securities”) and the issuance by the Guarantor of the guarantee (the “Guarantee”) with respect to the Exchange Securities as provided in the Indenture (as defined herein). The Exchange Securities and the Guarantee will be issued under an Indenture, dated as of May 27, 2009, as amended by the Supplemental Indenture for the Issuance of the Series A-2 Notes, dated as of August 13, 2009, both among the Company, the Guarantor, the other guarantors named therein, and U.S. Bank National Association, as trustee (the “Trustee”) (collectively, together with the Second Supplemental Indenture dated as of July 13, 2010 among the Company, the Trustee, and certain guarantors named therein, the “Indenture”). The Exchange Securities will be offered by the Company in exchange for $700,000,000 aggregate principal amount of its outstanding 11.25% Senior Secured Notes due 2014 (Series A-1) and $317,500,000 aggregate principal amount of its outstanding 12.375% Senior Secured Notes due 2014 (Series A-2), as applicable. Capitalized terms not defined in this opinion letter have the meanings ascribed to them in the Indenture.

For purposes of this opinion letter, we have examined and are relying upon the following: (1) the Indenture, including the Guarantee set forth in Section 11 of the Indenture; (2) the articles of incorporation and bylaws of the Guarantor (the “Organizational Documents”); (3) the resolutions adopted by the Board of Directors of the Guarantor dated as of May 20, 2009 and August 13, 2009 (collectively, the “Resolutions”); (4) a certificate of legal existence and active status dated July 1, 2010 regarding the Guarantor issued by the Florida Secretary of State (the “Status Certificate”); and (5) the Officer’s Certificate executed by an officer of the Guarantor and delivered to us in connection with this opinion letter and the Registration Statement dated as of July 15, 2010 (the “Officer’s Certificate”), as to the Organizational Documents, the Resolutions, and as to certain other matters to support our opinions herein, and containing an incumbency certification as to the officers of the Guarantor that executed the Indenture, and their signatures (the “Incumbency Certificate”).

Except as may be otherwise specifically noted in this opinion letter, the opinions expressed herein relate solely to the documents listed above, and not to any other documents, including any documents that are referred to in, incorporated by reference into, or listed as attachments, exhibits, or schedules to any of the documents listed above. With your consent, we have assumed that certificates of public officials dated earlier than the date of this opinion letter remain accurate from such earlier dates through and including the date of this opinion letter. As to matters of fact underlying the opinions expressed herein, we have relied on the representations and warranties made by the parties in the documents listed above, and in the Officer’s Certificate, and we have relied on the statements of third parties contained in the Status Certificate. We have made no independent investigation of the accuracy or completeness of such matters of fact. Except to the extent expressly set forth herein, and with your permission, we have not undertaken any independent investigation (including without limitation review of the books, records, or files of the Guarantor or review of any governmental records or court dockets) to determine the existence or absence of any facts or other information, and no inference as to our knowledge or the existence or absence of any such facts or other information should be drawn from the fact of our representation of the Guarantor as special counsel.

In rendering the opinions herein, we have relied, without independent investigation, upon the following assumptions effective as of the date hereof and as of the date that each of the Exchange Notes are duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange described therein:

(a) Each party to the Indenture (other than the Guarantor) is organized and is validly existing and in good standing in its jurisdiction of organization;

(b) Each party to the Indenture (other than the Guarantor) has the power and authority to execute, deliver and perform its obligations under the Indenture, the Indenture has been duly authorized by all necessary action by each party to the Indenture (other than the Guarantor), and has been duly executed and delivered by each such party, and all exhibits, attachments, and schedules referenced in the Indenture have been attached thereto;

(c) The Indenture, including without limitation the procedure set forth in Article 11.03 regarding execution and delivery of the Guarantee, constitutes the valid and binding obligation of each party thereto under New York law, enforceable against each such party under New York law in accordance with its terms, and remains in full force and effect in the form provided to us;

(d) Each natural person executing the Indenture or any other document referred to herein is legally competent to do so;

(e) Each party to the Indenture (other than the Guarantor) has complied with all legal requirements pertaining to its status, as such status relates to its rights to enforce the Indenture, as the case may be (including, but not limited to, qualifying to do business, if required, in the relevant jurisdiction);

(f) Each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy or a draft conforms to an authentic original, and all signatures on each such document are genuine;

(g) There has not been any mutual mistake of fact or misunderstanding, fraud, duress, or undue influence in connection with the negotiation, execution, or delivery of the Indenture;

(h) Each person who has taken any action relevant to any of our opinions in the capacity of director or officer was duly elected or appointed to or otherwise occupied that director or officer position and held that position when such action was taken;

(i) Each of the persons named in the Incumbency Certificate: (i) was duly elected or appointed to the offices indicated therein and held such office or offices at the time of execution and delivery of the Indenture, and the signatures set forth opposite their names in the Incumbency Certificate are true and genuine signatures; and (ii) one or more of such persons has signed the Indenture on behalf of the Guarantor, and the Indenture has been left in the possession of the Trustee without reservation, escrow, or condition, and with the intent of creating binding agreements and obligations on the part of the Guarantor;

(j) All relevant laws, regulations, and agency actions are constitutional and valid, unless a reported case has otherwise held or widespread concern has been expressed by commentators as reflected in materials which lawyers routinely consult;

(k) All statutes, judicial and administrative decisions, and rules and regulations of governmental agencies constituting law are generally available (i.e. in terms of access and distribution following publication or other release) to lawyers practicing in the State of Florida and are in a format that makes legal research reasonably feasible;

(l) All conditions precedent set forth in the Indenture have been, or contemporaneously with the delivery hereof, or upon the execution, delivery, authentication and issuance of the Exchange Notes will be, fully satisfied, or waived;

(m) Legally sufficient consideration has been given to support the enforceability of the Guarantee and all other obligations of the Guarantor under the Indenture;

(n) The Exchange Securities constitute “Exchange Notes” as defined in the Indenture, and the Exchange Notes constitute “Notes” as defined in the Indenture; and

(o) The Guarantor does not have any setoffs, counterclaims, or defenses to the enforcement of its obligations under the Indenture arising from the actions of any other party thereto.

Based on and subject to the foregoing and subject to the exceptions, qualifications, and limitations herein set forth, we express the following opinions:

1. The Indenture has been duly authorized, executed and delivered by the Guarantor.

2. The Guarantee: (a) has been duly authorized; and (b) when the Exchange Notes are duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange described herein, will have been duly issued by the Guarantor.

3. Neither the execution and delivery of the Indenture (including the Guarantee) by the Guarantor nor the performance by the Guarantor of its obligations under the terms thereof violates the Applicable Law (as defined herein) of the State of Florida.

This opinion letter is based as to matters of law solely on such internal law of the State of Florida and such Federal law that, in each case in our experience, is normally applicable both to entities that are not engaged in regulated business activities and to transactions of the type contemplated by the Indenture and to the parties thereto, without our having made any special investigation concerning any other law, rule, or regulation, and which are not the subject of a specific opinion herein referring expressly to a particular law or laws (“Applicable Law”).

Without limiting the generality of the foregoing paragraph, and in some cases in addition thereto, and notwithstanding anything to the contrary contained herein, we express no opinion as to: (a) any law, rule, or regulation relating to (i) taxation, usury, choice-of-law provisions, antitrust or trade regulation, banking, securities, or labor or employee rights and benefits laws, including the Employee Retirement Income Security Act of 1974, as amended; (ii) planning, zoning, historic preservation, condominiums, cooperatives, subdivisions, wetland matters, air, water, or noise pollution, effluent waste disposal, hazardous substances, environmental contamination, fire, life safety, or building codes, occupational safety, health or health care, or the Americans with Disabilities Act, as amended; (iii) corrupt practices, including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended; or (iv) the USA Patriot Act of 2001 (Public Law 107-56)), the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq., the Trading with the Enemy Act, 50 U.S.C. app. I et seq., or any other law, rule or regulation designed to combat terrorism or money laundering; (b) laws, rules, or regulations of any county, municipality, or similar political subdivision or any agency or instrumentality thereof; or (c) the creation, perfection, constructive notice, or priority of any security interest, lien, or other encumbrance on any real or personal property.

Our opinion on each legal issue addressed herein represents our judgment concerning how that issue would be resolved were it to be considered by the highest court of the jurisdiction upon whose law our opinion on that issue is based. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and our opinions are not a guaranty of an outcome of any legal dispute which may arise with regard to the Indenture.

This opinion letter speaks as of the date hereof. We disclaim any obligation to provide you with any subsequent opinion or advice by reason of any future changes or events which may affect or alter any opinion rendered herein. Our opinion letter is limited to the matters stated herein, and no opinion is implied or to be inferred beyond the matters stated herein.

By acceptance of this opinion letter, you hereby acknowledge and agree that, with respect to any of the affairs of the Guarantor, including, without limitation, the transactions contemplated by the Indenture, you have not looked to or relied upon any representations, warranty, statement or information provided by Holland & Knight LLP, whether orally or in writing, except as expressly set forth in this opinion letter with and subject to the assumptions and qualifications set forth herein.

This opinion letter may be relied upon by the Trustee and by Simpson Thacher & Bartlett LLP. We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement, and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ Holland & Knight LLP

HOLLAND & KNIGHT LLP

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